Exhibit 10.6
Confidential Separation Agreement and General Release
This Confidential Separation Agreement and General Release (“Agreement”) is made by and between Sema4 OpCo, Inc. (“Employer”) and Eric Schadt, Ph.D. (“Employee” or “you”). This Agreement may not be cited as an admission by Employer of any wrongdoing or violation of any law or regulation.
WHEREAS, Employee entered into an amended and restated Employment Agreement on or about July 22, 2021, as amended on June 14, 2022 (“Employment Agreement”).
WHEREAS, on April 29, 2022 (“Closing Date”), Sema4 Holdings Corp. (the “Corporation” and, together with its subsidiaries, “Sema4”) completed its acquisition of GeneDx, Inc. On the Closing Date, Employee was appointed President and Chief Research & Development Officer of the Corporation, ceased serving as the Chief Executive Officer of the Corporation, and no longer reported directly to the Board of Directors of the Corporation (the “Board”). The changes to Employee’s job as of the Closing Date is hereinafter referred to as the “Employment Modifications”.
WHEREAS, pursuant to the Employment Agreement, Employee may provide written notice of Good Reason (as defined in the Employment Agreement) to Employer in connection with the Employment Modifications on or prior to April 28, 2023.
WHEREAS, Employee provided such written notice of Good Reason to Employer on June 22, 2022, and Employer has not cured the events constituting Good Reason.
WHEREAS, pursuant to Paragraphs 5(D) and (F) of the Employment Agreement, upon termination of his employment for Good Reason and resignation from all positions then held within 30 days following the expiration of the Employer’s cure period, Employee is entitled to certain severance payments and benefits subject to certain conditions, specifically (i) the execution of a release in a form prescribed by the Employer, which release must have become effective and the revocation period expired without the Employee having revoked the release; (ii) Employee’s compliance with Sections 9 and 12 of the Employment Agreement and the Proprietary Information and Inventions Agreement entered into by the Employee and the Employer (the “PIIA”); and (iii) applicable federal, state and local withholdings for taxes.
NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the receipt and adequacy of which are hereby acknowledged by the parties, it is agreed as follows:
1.Termination Date; Resignation from Board of Directors: Employee’s last effective day of employment as the Corporation’s President and Chief Research & Development Officer will be August 15, 2022 (the “Termination Date”), and Employee shall be paid all accrued wages due through the Termination Date, whether or not Employee signs this Agreement. Employee’s coverage as an active employee under the Employer’s medical, prescription, dental and vison benefit plans will terminate as of August 31, 2022, subject to the continuation benefits described in Paragraph 3, below. Employee’s resignation from the Board shall be effective as of the Termination Date.
2.Non-Disparagement; Cooperation:
(a)Subject to Employee’s rights pursuant to Paragraph 6(b), below, Employee agrees not to make any disparaging remarks or send any disparaging communications, written or oral, directly or indirectly, concerning Sema4 or the business or management of Sema4, or any Releasees, with the intention of damaging the reputation of Sema4 or the personal

Exhibit 10.6
or business reputations of any Releasee, or with the intention of interfering with, impairing, or disrupting the normal operations of Sema4. Nothing in this Agreement will be construed to prohibit Employee from engaging in protected concerted activity under the NLRA, if applicable.
(b)Likewise, the Corporation, through the members of the Board and its Executive Leadership Team while acting as a director, consultant or advisor to the Employer, agrees not to disparage Employee or encourage any third party to disparage Employee in any manner likely to be harmful to Employee, Employee’s business or your personal reputation. Furthermore, should it come to the Employer’s attention that any officer, director, employee, agent or other Employer related personnel has or is in the process of disparaging Employee, the Employer will take appropriate, prompt and immediate action to ensure said disparagement does not take place and/or ceases.
(c)Employee will be provided a reasonable opportunity to review and comment on any press release or other public communication, in advance of publication, regarding Employee’s separation from Employer, or the portion thereof regarding Employee’s separation. The Corporation agrees to reasonably consider any suggested changes to specific language which might otherwise reflect poorly on Employee.
(d) Nothing contained in this Agreement, including Paragraph 2(c), shall prevent any party from responding accurately and fully to any question, inquiry or request for information when required by legal process, or prevent the Corporation from reporting or disclosing information regarding its historical performance.
(e)Employee agrees that Employee will provide reasonable assistance and cooperation as needed from time to time, including but not limited to locating or obtaining information and documents concerning the Employer or the Releasees (past or present) about which Employee is knowledgeable. Employee further agrees to reasonably assist and cooperate with the Employer in connection with the defense or prosecution of any claim that may be made against or by Employer and/or involving the Releasees or in connection with any ongoing or future audit, investigation or dispute or claim of any kind involving Employer or the Releasees, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency.
3.Severance Payment and Health Benefit Coverage: Provided that (i) Employee executes this Agreement and does not revoke it within the period specified in Paragraph 12 below, (ii) in the event Employee has executed this Agreement before the Termination Date, Employee executes a reaffirmation of the Release on or following the Termination Date in the form attached hereto as Exhibit A (the “Reaffirmation”), which Reaffirmation has been signed and become irrevocable no later than 30 days after the Termination Date, and (iii) Employee complies with the terms of this Agreement, then, in consideration of Employee’s obligations set forth in this Agreement:
(f)Employer shall pay Employee, as severance pay, his current base salary, less all required deductions and withholdings, for twenty-four (24) months in accordance with Employer’s regular payroll practices (the “Severance Payment”), starting on the 60th day after the Termination Date, with the first payment to include those payments that would have occurred earlier but for the 60-day delay, except as otherwise described in Section 7(d); and
(g)Provided that Employee is then eligible for and timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), Employer shall directly pay, or reimburse Employee for, the monthly COBRA premiums to continue the Employee’s coverage (including coverage for eligible dependents, if applicable) through the period starting on the Termination Date and ending on the earliest to occur of (a) twenty-four

Exhibit 10.6
(24) months following the Termination Date; (b) the date Employee becomes eligible for group health insurance through a new employer; or (c) the date Employee ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Employee becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during this time period, Employee must immediately notify Employer of such event. Notwithstanding the foregoing, if the Employer determines, in its sole discretion, that it cannot pay the COBRA premiums without a substantial risk of violating applicable law, the Employer instead shall pay to Employee, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month, subject to applicable tax withholdings, for the remainder of the COBRA premium period. Employee may, but is not obligated to, use such payments toward the cost of COBRA premiums.
(h)As further consideration for entering into this Agreement (and the execution and non-revocation of the Reaffirmation to the extent required pursuant to Section 3 above), Employer is extending the post-termination exercise period for those vested stock options set forth on Exhibit B hereto (the “Extended Exercise Period Options”) through December 31, 2023; provided, however, that you hereby acknowledge that if you sign and return this Agreement the foregoing offer to extend the post-termination exercise period for the Extended Exercise Period Options shall cause the Extended Exercise Period Options that are incentive stock options to become non-qualified stock options effective as of the date hereof, regardless of whether you exercise such stock options within ninety (90) days of the termination of your employment. All previously vested but unsettled restricted stock units will be settled in shares of the Corporation’s Class A Common Stock, $0.0001 par value per share (the “Common Stock”), within thirty (30) days after the Termination Date, subject to Employee paying taxes on such shares subject to 7(D) below.
4.Adequacy of Consideration: Employee acknowledges that the consideration described in Paragraph 3 of this Agreement is not mandated by any Employer policy or by any law, and that the contractual obligation to pay the Severance Payment and provide the other benefits described in Paragraph 3 above is expressly conditioned on Employee’s execution of a release in a form prescribed by Employer. Employee further acknowledges that Employee is not otherwise entitled to receive the consideration referenced in Paragraph 3 absent Employee’s execution of this Agreement.
5.Covenant Not to Sue: Employee hereby represents that Employee has not filed any complaint, charge, or claim against the Employer or any of its current or former affiliated entities, including but not limited to the Corporation, their parents, affiliates, employee benefit and/or pension funds, successors and assigns, and/or any of their current or past directors, officers, shareholders, contractors, employees, agents, attorneys, their respective successors or assigns, as well as any third party for whom Employee provides services on Employer’s behalf (collectively referred to as “Releasees”) with any court or agency. Subject to the provisions of Paragraph 6(b), pursuant to and as a part of Employee’s complete, total and irrevocable release and discharge of Releasees, Employee agrees, to the fullest extent permitted by law, not to sue or file a charge, complaint, grievance or demand for arbitration against Releasees or any of them with respect to any matter arising on or before the date on which the Employee signs this Agreement which has been released herein.
6.General Release:
(i)As a material inducement to Employer to enter into this Agreement and to provide Employee with the payment and benefits herein, and in consideration of Employer’s obligations set forth in this Agreement (including but not limited to providing Employee the Severance Payment and the other benefits described in Paragraph 3 above), Employee, on behalf of Employee and Employee’s heirs, executors, administrators, successors and assign, hereby

Exhibit 10.6
voluntarily, knowingly and willingly forever releases and discharges the Releasees from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, known or unknown, that Employee ever had, now has, or may have against any of the Releasees by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter from the beginning of time up to and including the date on which Employee signs this Agreement. Without limiting the foregoing, this Agreement is intended to, and shall release, Releasees from any and all claims arising at any time up to and including the date on which Employee signs this Agreement, whether known or unknown, which Employee ever had, now has, or may have against Releasees arising out of or relating to Employee’s employment and/or separation from that employment, whether arising under federal, state, or local constitution, law, regulation, or ordinance, including, but not limited to: (i) any and all claims under Title VII of the Civil Rights Act of 1866 and 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act (“ADEA”); the Americans With Disabilities Act of 1990; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974 (except for vested benefits which are not affected by this agreement); the National Labor Relations Act (“NLRA”); the Older Workers Benefit Protection Act of 1990 (“OWBPA”); the Equal Pay Act; the Federal False Claims Act; the Worker Adjustment Retraining and Notification (“WARN”) Act and any state WARN statutes; the Genetic Information Non-Discrimination Act; the Family and Medical Leave Act (“FMLA”); each as amended; and (ii) any other claim (whether based on federal, state, or local law, statutory or decisional) relating to or arising out of Employee’s employment, the terms and conditions of such employment, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding the termination of that employment, including but not limited to breach of contract (express or implied), negligence, fraud, negligent misrepresentation, promissory estoppel, detrimental reliance, defamation, tortious interference with contractual relations, tortuous interference with prospective contractual relations; any tort; any claim for equitable relief or recovery of attorneys’ fees or punitive, compensatory, or other damages or monies, including severance benefits (except as expressly provided herein); or wrongful discharge, emotional distress, breach of the covenant of good faith and fair dealing, violation of public policy, sexual harassment, constructive termination, retaliation and discrimination based upon age, race, color, sex, gender identity, sexual orientation, marital status, religion, national origin, ancestry, handicap, disability, genetics, or retaliation or any other factor protected by law.
(j)Notwithstanding any other provision of this Agreement, nothing contained herein is intended to prohibit or restrict Employee in any way from: (i) making any disclosure of information required by law or requested by any regulatory agency; (ii) exercising Employee’s rights under the OWBPA to challenge the validity of Employee’s waiver of claims arising under the ADEA as set forth in subparagraph (a), above; (iii) pursuing claims which by law cannot be waived or subject to a general release of this kind, such as claims for unemployment or workers’ compensation benefits; (iv) bringing appropriate proceedings to enforce this Agreement; or (v) providing information to, filing a charge with, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal or state agency, including, without limitation, the Equal Employment Opportunity Commission (“EEOC”) or any state equivalent agency; the Securities and Exchange Commission; the Department of Justice; the Congress; any agency Inspector General; or the Employer’s legal, compliance or human resources officers. However, to the fullest extent permitted by applicable law, Employee hereby waives any right to recover any monetary damages in connection with a charge or proceeding brought by Employee or through any action brought by a third party with the EEOC or any state equivalent agency with respect to the claims released and waived in this Agreement. Employee acknowledges that as of the date Employee signs this Agreement, Employee has not filed or caused to be filed any lawsuits, claims, complaints, actions, proceedings or arbitrations in any form or forum against any of the Releasees.

Exhibit 10.6
7.Representations and Company Property:
(k)Employee represents that Employee has returned, or agrees to return, to Employer all property belonging to Employer and/or the Releasees, including but not limited to all equipment, documents, materials, records or other items in Employee’s possession or control belonging to Employer and/or the Releasees or containing any proprietary information relating to Employer and/or the Releasees, and that Employee has not (or will not) retain any copies of such items. Employee further represents that Employee has surrendered, or agrees to surrender, to Employer any smartphone, iPad, laptop, keys, card access to and within Employer’s buildings, employee materials, computer user name and password, disks and/or voicemail code. Employee further acknowledges and agrees that Employer shall have no obligation to pay or provide the Severance Payment and the other benefits described in Paragraph 3 above until Employee has satisfied all of the obligations pursuant to this Paragraph 7.
(l)Without limiting the foregoing, Employee further represents that Employee has assisted or will assist with the transfer of any passwords, credentials, or other information necessary for the use of any of Employer’s computing, software, or other systems or programs.
(m)Employee acknowledges that Employee has reported all hours worked as of the date of this Agreement and has been paid for all such hours, and that Employee is not owed any wages, commissions, bonuses, sick pay, personal leave pay, vacation pay or other compensation or benefits or payments or form of remuneration of any kind or nature, other than that specifically provided for in this Agreement.
(n)Employee acknowledges that, following termination, Employee’s stock options, restricted stock units and all other equity grant(s) that have not vested as of the Termination Date will be cancelled for no consideration as of the Termination Date, and Employee’s vested stock options will be subject to and handled in accordance with the terms of the individual grant agreements and the relevant plans, other than as set forth in Section 3(c). Employee acknowledges, represents and agrees that he will inform Employer in the event that Employee engages in any transaction in the Common Stock pursuant to which Employee may have realized profits that are recoverable by the Corporation under Section 16(b) (“Section 16(b)”) of the Securities Exchange Act of 1934, as amended, within two business days of any such transaction, and in the event of any such transaction, Employer shall be permitted to offset the full amount of any recoverable profits in respect of such transaction against one or more installments of the Severance Payment, should an exemption from liability under Section 16(b) for such transaction not be available. Employee further acknowledges that any withholding taxes incurred in connection with the settlement of the restricted stock units as described in 3(c) shall not be satisfied through an automatic “sell to cover” transaction, and instead Employer shall be permitted to offset the full amount of any such withholding taxes against one or more installments of the Severance Payment.
(o)Employee acknowledges and represents that Employee has not suffered any discrimination or harassment by Employer, or any employee, agent or representative of the Employer, on account of Employee’s race, gender, national origin, religion, marital or registered domestic partner status, sexual orientation, age, disability, medical condition or any other characteristic protected by law. Employee further acknowledges and represents that Employee has not been denied any leave, benefits or rights to which Employee may have been entitled under the FMLA or any other federal or state law, and that Employee has not suffered any job-related wrongs or injuries for which Employee might still be entitled to compensation or relief.
8.Non-Disclosure:

Exhibit 10.6
(p)Subject to Employee’s rights pursuant to Paragraph 6(b), above, Employee represents and warrants that Employee has not heretofore disclosed and agrees that Employee will not disclose without the express written consent of Employer any information concerning the terms of this Agreement or the negotiations leading up to this Agreement to any person or entity (subject to the limitations set forth in subparagraph (b) below), including to any past or present employee of Employer. The Parties acknowledge that this representation and warranty constitute a material inducement to Employer to enter into this Agreement.
(q)Notwithstanding the foregoing, Employee shall not be prohibited from making disclosure of the matters referred to herein to Employee’s attorneys, financial advisors, the IRS or other taxing authorities, or Employee’s immediate family (spouse, children, siblings, parents), or as required by law, or in response to an inquiry from any judicial, governmental, regulatory or self-regulatory agency or organization. If Employee does make disclosure of any of the matters referred to herein to Employee’s immediate family or attorney or financial advisors, Employee will advise them that they must not make any disclosure of any such matters and any disclosure of any such information by any such person or entity shall be deemed to be a disclosure by Employee in breach of this Agreement.
9.Compliance: Employee represents and warrants that Employee is not aware of any compliance issues or concerns other than those brought forward and shared during an exit interview or with Employee’s current manager or otherwise shared with senior compliance staff during the course of Employee’s employment.
10.Successors and Assigns: This Agreement shall be binding upon the parties hereto and upon their heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of said parties and each of them and to their heirs, administrators, representatives, executors, successors and assigns.
11.Severability: Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the court (or other tribunal) interpreting or construing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document, it being agreed that all parties (by their respective attorneys) have participated in the preparation of all provisions of this Agreement. If any provision of this Agreement is determined by a court of competent jurisdiction to be excessively broad as to duration, scope, activity or subject, Employee and Employer hereby consent and agree that such court of competent jurisdiction shall modify and/or reform any such provision so as to be enforceable to the fullest and maximum extent compatible with applicable law. Further, if any provision of this Agreement is held by a Court to be unenforceable and incapable of being modified and/or reformed, the remaining provisions shall remain in force and in effect to the maximum extent permissible by law.
12.Review and Revocation Rights; Knowing and Voluntary Waiver: Employee understands and acknowledges that:
(r)Employee has been given twenty-one (21) days within which to review this Agreement, including without limitation the Release set forth in Paragraph 7 hereof (the “Review Period”), although Employee may sign and return the Agreement sooner should Employee so desire;
(s)Employee has been advised by Employer that, if Employee signs and returns this Agreement during the Review Period, Employee has the right to revoke this Agreement in writing for a period of seven (7) days after signing the Agreement by notifying in writing, or having Employee’s counsel notify in writing, Sema4 OpCo, Inc., 333 Ludlow St,

Exhibit 10.6
Stamford, CT 06902, Attn: General Counsel, within those seven (7) days (the “Revocation Period”);
(t)If Employee signs the Agreement, and does not revoke the Agreement during the Revocation Period, this Agreement shall become effective on the later of the Termination Date and the eighth (8th) day following Employee’s execution and delivery of this Agreement to Employer (the “Effective Date”);
(u)Employer has advised Employee to consult with counsel of Employee’s choosing prior to signing this Agreement. Employee understands and agrees that Employee has the right and has been given the opportunity to consult with counsel should Employee so desire;
(v)Employee is signing this Agreement knowingly and voluntarily, with an understanding of each of its terms;
(w)Employee is not releasing claims that may arise from facts or events which occur after the date Employee signs this Agreement;
(x)In the event that Employee does not sign and return this Agreement to Employer during the Review Period, or in the event Employee revokes Employee’s consent to this Agreement during the Revocation Period: (a) this Agreement shall have no force or effect; and (b) Employee shall have no right to receive the Severance Payment and other benefits set forth in Paragraph 3 above.
13.Governing Law/Jurisdiction/Venue: The parties agree that the Agreement will be governed by the laws of the State of Connecticut without regard to conflicts of law and that Employee will submit to the jurisdiction of the state and/or federal courts located within Connecticut for the resolution of any dispute that may arise hereunder.
14.Entire Agreement; No Extra-Contractual Representations: This Agreement is the complete understanding between the parties with respect to the subject matter herein, and supersedes all prior understandings, arrangements and agreements, whether verbal or written, between Employee and Employer; provided, however, that nothing herein shall impair Employee’s continuing contractual and common-law obligations to Employer including without limitation under (i) the PIIA; and (ii) Paragraphs 4, 5, 6, 9, 10, 12, 13, 14, and 15 of the Employment Agreement, including without limitation the Restrictive Covenants set forth in Paragraph 9 of the Employment Agreement (the “Employment Agreement Restrictive Covenants”), the terms of which are incorporated by reference into this Agreement as if fully set forth herein. For purposes of clarity, however, Employee may perform services for the Icahn School of Medicine at Mount Sinai (“ISMMS”) on a full or part time basis and not be in violation of the foregoing prohibitions. For the avoidance of doubt, in the event Employee breaches or threatens to breach his continuing contractual obligations set forth in the PIIA and/or the Employment Agreement Restrictive Covenants, Employer shall be entitled to all remedies in accordance with the terms and conditions of such agreements which expressly survive the termination of Employee’s employment, and which are incorporated by reference into this Agreement as if fully set forth herein. Employee acknowledges that Employee is not relying on any representations or promises by any representative of Employer with regard to the subject matter, basis or effect of this Agreement or otherwise, other than as specifically stated in this written Agreement.
15.Amendments: No provision of this Agreement may be amended or modified unless the amendment or modification is agreed to in writing and signed by Employee and an authorized representative of Employer. No waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall

Exhibit 10.6
be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time.
16.Counterparts; Facsimile or Electronic Execution and Delivery: This Agreement may be executed in counterparts, each of which shall be deemed an original, and all counterparts so executed shall constitute one agreement binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the same counterpart. This Agreement may be executed or delivered either by original or facsimile, either of which will be equally valid and binding, and PDF signatures transmitted by email shall be equivalent to original signatures.
SIGNATURE PAGE FOLLOWS

Exhibit 10.6
Accepted and agreed by:
EMPLOYEE: Eric Schadt, Ph.D
/s/ Eric Schadt, Ph. D                Date: 8/12/22
EMPLOYER: Sema4 OpCo, Inc.
By: /s/ Karen White            Date: 8/12/22
Karen White
Chief People Officer

Exhibit 10.6
EXHIBIT A

REAFFIRMATION OF RELEASE AGREEMENT

By his signature below, Eric Schadt, Ph.D (“Employee”) hereby reaffirms the Confidential Separation Agreement and General Release previously entered between him on the one hand and Sema4 OpCo, Inc. (“Employer”) on the other hand as of _____________, 2022 (“the Release Agreement”), which is incorporated herein by reference as if set forth fully. The intent of this Reaffirmation is to effectuate a complete release of all claims of whatever kind or nature, whether known or unknown, as described in the Release Agreement, while extending the timeframe of those releases to and including the date of Employee’s signature below.

In reaffirming the Release Agreement, Employee covenants and agrees that he will not bring any action against the Employer, including without limitation its current or former affiliated entities, including but not limited to Sema4 Holdings Corp., their parents, affiliates, employee benefit and/or pension funds, successors and assigns, and/or any of their current or past directors, officers, shareholders, contractors, employees, agents, attorneys, their respective successors or assigns, as well as any third party for whom Employee provides services on Employer’s behalf, as a consequence of any matter from the beginning of time to and including the date of his signature below.

Employee further understands and acknowledges that the complete release of all matters described in this Reaffirmation includes, but is not limited to, all of the types of claims described in the Release Agreement.

Employee also understands and acknowledges that the twenty-one (21) days to review and to consult with counsel of his choosing described in the Release Agreement, and the seven (7) day revocation period described in the Release Agreement apply equally to this Reaffirmation of the Release Agreement. Employee further understands and acknowledges that the complete release of all matters described in this Reaffirmation includes, without limitation, the release of age discrimination claims pursuant to the Age Discrimination in Employment Act, as modified by the Older Workers Benefit Protection Act, and all applicable similar state and federal laws and ordinances.

Employee is executing this Reaffirmation pursuant to his agreement in the Release Agreement, in exchange for the consideration described in that Release Agreement.

Accepted and Agreed:

________________________
Eric Schadt, Ph.D.

Date:___________________

EXHIBIT B

Exhibit 10.6

Award Type	Grant Date	Extended Exercise Period Options for Vested Options as of Termination Date
Stock Option	4/4/2022	39,710
Stock Options	2/18/2020	1,733,604